Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
to Use of our Report as an Exhibit to the Form 10K Prior to Filing

We hereby consent to your disclosure of our audit report dated June 19, 2008 on the financial statements of Sound Worldwide Holdings, Inc. as of and for the year ended March 31, 2009, 2008 and 2007 on your Form 10-K filing.

For the purpose of the aforesaid Annual Report on Form 10-K, we also consent to the reference of our firm as “Experts” under the “Experts” caption, which, insofar as applicable to our firm means accounting experts.

/s/ Dominic K.F. Chan & Co.
Dominic K.F. Chan & Co.
Hong Kong
July 14, 2009